                                                                   EXHIBIT 10.1

                           2000 DEVELOPMENT AGREEMENT

                  WELD, ADAMS, AND ARAPAHOE COUNTIES, COLORADO

                       (UXP'S CONTRACT NUMBER CO-0004-00)


         THIS AGREEMENT, is entered into between United States Exploration, Inc. ("UXP"), with an office at 1560 Broadway, Suite 1900, Denver, Colorado 80202, hereinafter referred to as "Farmor," and Petroleum Development Corporation, with an office at 103 East Main Street, Bridgeport, West Virginia 26330, hereinafter referred to as "Operator."

                               WITNESSETH, THAT:

         WHEREAS, Farmor has acquired various oil and gas leases from Union Pacific Resources Company ("UPRC") and has entered into that certain Exploration Agreement dated effective June 1, 1998, as amended, ("Exploration Agreement") with UPRC which allows Farmor to conduct certain drilling operations and thereby acquire by lease from UPRC all of UPRC's interest in any unleased oil and gas mineral estate which is not under contract with a third party which may include lands under the Test Wells listed on Exhibit "1";

         WHEREAS, Farmor and Operator would like to drill the Test Wells as listed on Exhibit "1"; and,

         WHEREAS, Farmor has agreed to grant to Operator and Operator has agreed to accept from Farmor oil and gas assignments covering certain interests in the Test Wells, on the terms, covenants, and conditions as hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and agreements hereinafter contained, to be performed by the parties hereto, it is agreed between the parties as follows:

         1.       TEST WELLS:

         Subject to the terms contained in this Agreement, on or before December 31, 2002, Operator shall have commenced the drilling of all sixty-two
(62) Test Wells listed on Exhibit "1", attached hereto and by reference made a part hereof, and either have completed each Test Well as a well capable of producing oil and/or gas in commercial quantities or plugged and abandoned it as a dry hole. Each Test Well shall be located at a lawful location in the quarter-quarter section as shown on Exhibit "1". If any well location is undrillable for whatever reason, which may include, but not be limited to, for reasons of 1) title, 2) surface conditions, 3) inability by UPRC to obtain a Surface Owner's Agreement, or 4) not owned or controlled 100% by Farmor; a mutually agreeable substitute

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location shall be added to Exhibit "1" and the undrillable location deleted.
Each Test Well drilled hereunder shall be drilled in a diligent and workmanlike manner, without unnecessary delay, to a depth to test adequately the formations) as shown on Exhibit "1" in accordance with all applicable laws, rules, regulations, orders, and this Agreement.

         Operator shall meet certain performance requirements to allow it to continue to drill Test Wells as provided herein. Operator must spud a minimum of five (5) Test Wells, identified on Exhibit 1 as "Commitment Wells" by December 1, 2000; an additional five (5) Commitment Wells by March 31, 2001; an additional five (5) Commitment Wells by July 31, 2001; and, an additional five
(5) Commitment Wells by December 1, 2001. Provided Operator fails to spud the minimum number of Commitment Wells by any deadline date as indicated above, this Agreement shall terminate and Operator shall forfeit any further rights to drill additional Test Wells or Option Te Wells beyond such date. Any Commitment Wells drilled over the five (5) minimum for any period shall be credited against future period obligations. While in compliance with the above minimum drilling schedule Operator may drill any other Test Well identified on Exhibit "1" that it desires. The sole penalty to be incurred by Operator's failure to meet the minimum drilling schedule outlined above is the loss of future drilling rights hereunder.

                  1.1 SUBSTITUTE WELL: If prior to reaching the objective depth, impenetrable substances, heaving shale, excessive salt, mechanical conditions, or other condition which makes further drilling impracticable and which Operator, after a diligent effort, is unable to overcome Operator shall have the right, but not the obligation to drill a substitute well at a lawful location selected by it in the same quarter-quarter section on which the discontinued well is located, provided the actual drilling of said substitute well is commenced not later than thirty (30) days after the abandonment of the discontinued well.

                  The substitute well shall be drilled in the manner and to the depth specified for the discontinued well. If the substitute well is commenced, drilled, and completed as herein provided, Operator shall be deemed to have complied with this Agreement to the same extent as if the discontinued well had been commenced, drilled, and completed in accordance herewith. If Operator fails to drill a substitute well as provided above, Operator shall earn no interest in, to, or under such well. However, Operator may continue to drill any of the remaining Test Wells listed on Exhibit "1" on the ten-ns as provided herein.

                  1.2 DRILLING AND COMPLETION OF THE TEST WELLS: All of Operator's operations hereunder shall be conducted prudently in a diligent and workmanlike manner, without unnecessary delay, and in accordance with all applicable laws, rules, regulations, and orders. Additionally, Operator shall comply with all of the ten-ns and conditions contained in the Exploration Agreement attached hereto as Exhibit "3", including but not limited to, providing UPRC with all notices and reports required therein for operations conducted hereunder. After actual drilling has commenced, and continuing until the total depth is reached and Operator has completed a Test Well as a commercial producer or plugged and abandoned it as a dry hole, Operator shall furnish to Farmor daily reports as to the progress of drilling, as well as all other information as required to be furnished

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to Farmor relative to the drilling of a Test Well as provided on the Exhibit
"2" attached hereto and by reference made a part hereof. Farmor shall have full and free access to any Test Well and to the records thereof at any and all reasonable times.

                  If Operator determines that a Test Well is capable of producing oil or gas in commercial quantities at any depth drilled; or, if the information from any drillstem test, core cutting, or formation survey indicates that the Test Well is capable of producing oil or gas in commercial quantities at any depth drilled, Operator shall attempt to complete such Test Well as a producer and, if successful, shall equip such well for production through and including the tank batteries if an oil well, or pipeline connection if a gas well.

                  1.3 PROCEDURE TO INITIATE THE DRILLING OF A TEST WELL: Prior to the spudding of a Test Well hereunder, Operator must have received from Farmor written notice that title to drill such Test Well has been approved by Farmor. There shall be no nonconsent election in the drilling of a Test Well proposed under this Agreement.

         Upon entering into this Agreement, Farmor agrees to request UPRC to waive its Right of First Refusal as provided in Article 10 of the Exploration Agreement. Additionally, the rights granted to Operator herein to drill a Test Well and earn an interest is subject to Farmor's obtaining the necessary consents from UPRC allowing Operator to operate a Test Well and Farmor to assign an interest into Operator. Farmor will attempt to obtain UPRC's consent, as required under the Exploration Agreement or lease acquired (or to be acquired) from UPRC, just once to allow Operator to operate all of the Test Wells identified on Exhibit "1"; and, to allow Farmor to assign to Operator the interest as provided herein under any UPRC lease to which Operator shall be entitled by the drilling of the Test Wells hereunder. If UPRC is unwilling to give a blanket consent, Farmor shall obtain such consents as such Test Wells are proposed by Operator.

         2.       TITLES:

         Upon request, Farmor shall furnish to Operator such title information as Farmor has in its files, but there shall be no obligation on the part of Farmor to purchase new or supplemental abstracts or to do any curative work in connection with the title to any Test Well. Operator agrees to have title covering at least the drillsite spacing unit examined by a competent oil and gas attorney and title cured so that title is marketable prior to commencing operations on a Test Well. The drillsite spacing unit shall be as established by order of the Colorado Oil and Gas Conservation Commission. If no such order exists, the drillsite spacing unit for purposes of title examination shall be at least the governmental quarter section on which the Test Well is proposed. Operator shall furnish Farmor copies of all title opinions and all title material obtained by Operator covering any of the Test Wells in sufficient time to allow Farmor to review same prior to Operator's spudding of such wells. Farmor makes no representation as to the accuracy of any information provided to Operator hereunder.


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         3.       EARNING:

         Operator must satisfy itself as to what lands will be earned by Farmor under the Exploration Agreement from UPRC by Operator's drilling operations conducted hereunder. This Agreement is made expressly subject to the Exploration Agreement. Operator shall comply with all of the terms and conditions contained therein. A copy of the Exploration Agreement and its amendments are attached hereto as Exhibit "3", by reference made a part hereof The terms and conditions of the Exploration Agreement shall be held strictly confidential and no part thereof shall be disclosed by Operator to a third party without prior written consent from Farmor. Operator must satisfy itself as to what rights Farmor has under the Exploration Agreement prior to commencing any well hereunder. Farmor is under no obligation to exercise any option contained in the Exploration Agreement and failure to do so shall result in no liability on Farmor to Operator. NOTWITHSTANDING ANYTHING CONTAINED HEREIN TO THE CONTRARY, IT IS UNDERSTOOD THAT FARMOR'S FAILURE TO EXERCISE AN OPTION UNDER THE EXPLORATION AGREEMENT WILL RESULT IN FARMOR'S LOSS OF CERTAIN RIGHTS THEREUNDER WHICH MAY AFFECT OPERATOR'S RIGHTS UNDER THIS AGREEMENT. By Operator's accepting an assignment affecting a lease covering UPRC-owned minerals from Farmor as provided herein, Operator agrees that UPRC's royalty interest shall never be placed into suspense.

         By Operator's timely drilling of a Test Well in the manner provided herein, and completing same as a well capable of producing oil and/or gas in commercial quantities, and submitting evidence thereof to Farmor, and otherwise complying with and performing all other terms, covenants, and conditions hereof, and as contained in the operating agreement affecting such Test Well, then Operator shall earn and be entitled to receive from Farmor an assignment of either eighty percent (80%) or eighty-seven and one half percent (87.5%) of Farmor's interest in those leases contributed to the Spacing Unit for such Test Well (the correct interest for each Test Well is as set out by such well on Exhibit "1"), only insofar as to those lands located in such Spacing Unit, limited to the wellbore of the Test Well earning such assignment, and further limited in depth from the surface down to the stratigraphic equivalent of the total depth reached in the earning Test Well, subject to all burdens presently affecting such leases, whether actually or contractually burdening such leases. "Spacing Unit" shall be defined as the drilling and spacing unit as established by order of the Colorado Oil and Gas Conservation Commission, or if unspaced, the 40-acre quarter-quarter section on which the well is drilled. It may be necessary to enter into segregation agreements to reduce the size of a unit which may be for working interest purposes only, or for working interest and royalty purposes. Prior to obtaining an assignment from Farmor as provided herein, Operator grants to Farmor the authority to enter into such segregation agreements and Operator agrees to be subject to same. Farmor shall provide Operator with copies of all segregation agreements entered into and affecting a Test Well in which Operator has participated.


                  3.1 ASSIGNMENTS: Any assignment made into Operator pursuant to this Agreement shall be:

                           (A) Made without warranty of title, either express or implied;


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                           (B)      Limited to the wellbore and further limited
                                    in depth from the surface down to the
                                    stratigraphic equivalent of the total depth reached in the Test Well earning such assignment;

                           (C) Subject to all of the express and implied terms of the lease;

                           (D)      Subject to all agreements affecting the
                                    lease;

                           (E) Subject to any gas purchase contract and gas gathering contract affecting the assigned interests on the date of the assignment;

                           (F) Subject to the terms and provisions of this Agreement; and,

                           (G) Substantially in the form of assignment as attached hereto as Exhibit "4", by reference made a part hereof, effective as of the date the Test Well earning such assignment is completed.

                  Anything to the contrary hereinabove notwithstanding, it is understood that Operator must request such assignment in writing within thirty
(30) days from the date the Test Well earning the assignment is completed, time being of the essence in this Agreement. This Agreement shall survive any assignment made into Operator pursuant hereto. Upon receipt of an assignment earned by Operator under this Agreement, Operator agrees promptly to record same in the real estate records of the county in which the earning Test Well is located and furnish Farmor with a copy of the recorded assignment as soon as it is available.

         It is Farmor's understanding that Operator is entering into this Agreement on its own behalf with the possibility of assigning all or part of its interest acquired pursuant to this Agreement into one or more Limited Partnerships under which Operator is, or will be, the General Partner with full authority to commit such Limited Partnership(s) in any operation contemplated hereunder. Operator shall notify Farmor of any assignment of any interest acquired by Operator hereunder by providing Farmor with a copy of the recorded document assigning such interest. Operator shall be responsible for obtaining all consents to assign any interest acquired by Operator hereunder whether from UPRC or otherwise.

         4.       CONTRIBUTION TO AND COST OF THE TEST WELLS:

         Farmor shall contribute its leasehold interest, whether existing or to be earned under the Exploration Agreement or other agreement, under any approved Test Well for either twenty percent (20%) or twelve and one half percent (12.5%) working interest in such Test Well and the production therefrom (the correct interest for each Test Well is as set out by such well on Exhibit "1"). Operator shall pay one hundred percent (100%) of the costs to drill a Test Well for either eighty percent (80%) or eighty-seven and one half percent (87.5%) working interest in such Test Well and the production produced therefrom (the correct interest for each Test Well is as set out by such well on Exhibit "1").

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Such drilling costs shall include, but not be limited to, those costs incurred in the drilling, testing, completing, equipping of a well through the tanks, hookup through a gas sales meter [including tap fee and cost of meter], laying of pipeline, plugging and abandoning costs, site reclamation, all title work, broker expenses, attorney fees, and all other reasonable costs incurred in the preparation, drilling, and completing of a well, and gathering of gas. Farmor shall be responsible for payment of its share of costs and expenses incurred after the date of first production and hookup to a gas pipeline, if necessary, for any Test Well drilled hereunder except for the cost to install tubing or complete an additional zone, provided such zone is indicated as an objective formation for such Test Well on Exhibit "1" and if such work is commenced within thirty-six (36) months from the date of spudding a particular Test Well. Allocation of costs and expenses is further outlined in the Operating Agreement attached hereto as Exhibit "5".

                  If Farmor owns or controls (via any interest to be acquired from UPRC under the Exploration Agreement or to be acquired from another party by the drilling of a Test Well) less than one hundred percent (100%) of the working interest in a proposed Test Well, Farmor's and Operator's working interests and net revenue interests in a Test Well, and payment of the drilling costs, as defined above, for such Test Well, shall be proportionately reduced.

         5.       GEOLOGICAL REQUIREMENTS:

         Operator agrees to provide Farmor with all of the information contained in Exhibit "2" attached hereto and by reference made a part hereof, for all Test Wells drilled hereunder and shall ensure that UPRC receives all information required either under the Exploration Agreement or under any existing lease.

         6.       AGREEMENT GRANTING OVERRIDING ROYALTY:

         By Agreement dated May 10, 1998, by and between Charles B. Hoefle, John R. Wallace, Mark S. Wallace and James D. Brownlie, collectively referred to as the Hoefle Group, and Farmor, Farmor agreed to assign to the Hoefle Group a total overriding royalty equal to two and one half percent (2 1/2%), subject to proportionate reduction, which shall burden all interests acquired by Farmor from UPRC under the Exploration Agreement. Accordingly, any assignment acquired by Operator pursuant to this Agreement subject to the Exploration Agreement shall be burdened with such overriding royalty.

         7.       INDEMNIFICATION:

         Operator shall protect, indemnify, and hold harmless Farmor, its directors, officers employees, and agents from and against all risks, expenses, claims, demands, losses, liabilities and causes of action of every kind and character, including attorney's fees and expense of investigation and litigation arising out of , incident to, in connection with, or resulting from Operator's performance or failure to perform under the Exploration Agreement or any UPRC lease under which Operator has received, or will receive, an assignment by the drilling of a Test Well or Option Test

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Well as provided in this Agreement, or the acts of or failure to act by
Operator's employees, agents, contractors and subcontractors. Farmor shall notify Operator in writing of any matter which gives rise to a claim for indemnification against Operator hereunder. Farmor shall have the option of assuming and conducting its defense and billing Operator for the cost of same, or Farmor may ask Operator to conduct the defense of such matter with counsel of its choice reasonably satisfactory to Farmor and paying for same directly. However, Operator shall not consent to the entry of any judgment or enter into any settlement with respect to any third party claim without the prior written consent of Farmor, unless the judgment or proposed settlement involves only the payment of money damages and does not impose an injunction or other equitable relief upon Farmor, nor constitutes an admission of guilt, liability, fault or assumption of responsibility by Farmor.

         8.       MARKETING OF PRODUCTS:

         When gas must be nominated on the HS Gathering gas pipeline, Farmor and Operator may nominate their respective gas volumes separately and receive their gross revenues directly from the gas purchaser, or Farmor will also market Operator's share of gas production and make disbursements to Operator. Farmor has entered into a Letter of Intent dated June 14, 2000 with North American Resources Company ("NARCO") wherein the lands covered hereunder may be subject thereto. Provided NARCO pays for the cost to gather the gas from any well drilled hereunder to its gas gathering system, which would cause a reduction in the percentage of proceeds pursuant to Paragraph 11 of said Letter of Intent, Operator agrees promptly to reimburse NARCO in full for such "Payout Cost", as defined in said Letter of Intent, upon Operator's receipt of a detailed accounting of the actual costs incurred by NARCO to gather the gas to avoid any reduction of the percentage of proceeds. Operator agrees that Farmor may enter into a formal contract with NARCO without Operator's consent, approval, or execution thereof provided it is entered into based on the terms and conditions as contained in the Letter of Intent. Farmor shall furnish Operator with a copy of the fully executed formal agreement when available. Additionally, the lands covered hereby may also be subject to that certain Gas Gathering Agreement dated effective July 30, 1991, between KN Energy, Inc. and KN Front Range Gathering Company, as Gatherer, and Union Pacific Resources Company, as Producer, as amended by that certain Agreement for Release and Termination dated November 20, 1999, by and among United States Exploration, Inc.; Kinder Morgan, Inc., formerly KN Energy, Inc.; HS Resources, Inc.; and Resource Gathering Systems, Inc. If Operator acquires an interest in lands subject to either agreement, Operator agrees to comply with same. If Operator markets any production, it shall cause all revenues received for UPRC's royalty interest, and any other burdens affecting its working interest, and Farmor's gross working interest if marketing same, to be disbursed in a timely manner. In no event is UPRC's royalty interest to be placed in suspense. Farmor and Operator shall work together to obtain the best price for any oil production.

         9.       OPERATING AGREEMENT:

         All operations conducted in a Test Well drilled hereunder shall be subject to and operated under the terms and provision of an operating agreement in the form of operating agreement attached

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
hereto as Exhibit "5", by reference made a part hereof. In the event there is a conflict between the operating agreement for a Test Well and this Agreement, this Agreement shall control. Operator agrees to prepare a separate operating agreement for each Test Well for Farmor's execution in timely manner which may be after a well is completed.

         10.      ARBITRATION:

         Any disputes under this Agreement shall be resolved through binding arbitration using the same method and procedure as provided under Article 17 of the Exploration Agreement attached hereto as Exhibit "3".

         11.      SHUT-IN PAYMENTS:

         Operator shall be responsible for making any and all shut-in payments which may become due under any lease Operator acquires an interest pursuant to this Agreement and billing Farmor for its proportionate share. Operator shall notify Farmor immediately whenever a Test Well is shut-in for whatever reason.

         12.      ASSIGNABILITY:

         This Agreement shall be binding on the parties hereto and their respective successors and assigns. Operator shall not assign its rights and duties under this Agreement, in whole or part, without Farmor's prior written consent, which consent shall not be unreasonably withheld. Any attempted assignment by Operator of its rights and duties arising under this Agreement without such written consent shall be void and of no effect.

         13.      ENTIRE AGREEMENT:

         This Agreement constitutes the entire agreement between Farmor and Operator regarding the drilling of the Test Wells identified on Exhibit "1" and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, to the extent they are related in any way to the subject matter hereof. This Agreement shall not be amended or modified except by a written instrument duly executed by Farmor and Operator.

         14.      GOVERNING LAW:

         This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado without giving effect to any choice or conflict of law provision.

         15.      NOTICES:

         All notices or other communications required or permitted hereunder, shall be in writing postage or charges prepaid, and shall be deemed given only when received by the party to whom the same is directed as follows:

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

                  Except as instructed in Exhibit "2" attached hereto:
                  United States Exploration, Inc.
                  1560 Broadway, Suite 1900
                  Denver, Colorado 80202
                  Attention:  Shirley Kovar
                  Telephone:  (303) 863-3542
                  Fax: (303) 863-1932

                  Petroleum Development Corporation
                  P.O. Box 26
                  Bridgeport, West Virginia 26330
                  Attention:  Mr. Eric Steams
                  Telephone:  (304) 842-3597
                  Fax: (304) 842-0913

         Each party may change its address or telephone/fax number for any or all purposes b3 notifying the other party of such change in writing. A return receipt of the United States Post Office shall be proof of the date and time of receipt of notice. Any notice given by fax transmittal shall be deemed given upon confirmation of transmission of the fax, provided that any attachments referenced in the notice are also sent via fax at the same time; however, a party giving notice by fo transmittal shall also send a hard copy of the notice, and any attachments referenced therein promptly by regular mail.

         16.      DEFAULT:

         The only penalty for Operator's failure to drill any of Test Wells as provided for herein shall be the loss of all rights to an assignment associated with such Test Well and as indicated in Paragraph 1 above. All of Operator's right to drill a Test Well and earn an interest as provided herein shall terminate on December 3 1, 2002, unless terminated prior to such date pursuant hereto. If Operator materially breaches the terms of this Agreement, Farmor, at its option, may terminate this Agreement and be released from all subsequent obligations hereunder; provided, that in so doing Farmor shall not waive or otherwise be precluded from exercising any other rights or remedies, at law or in equity, which it may have available for Operator's breach of this Agreement.

         17.      RIGHT TO USE WELLBORES OF PRODUCING WELLS:

         By providing Operator with thirty (30) days prior written notice of its intention to deepen a Test Well, Farmor shall have the right to use the wellbore of any Test Well, which is producing oi capable of producing, to deepen into formations in which Operator acquired no interest under this Agreement, and thereafter to commingle such production from such deeper formation(s) with the shallower production using a mutually acceptable allocation formula. The deepening operations shall be at Farmor's sole cost, risk, and expense and Farmor shall indemnify and hold Operator harmless from and against any losses or damages Operator may suffer as a result of such deepening


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

operations, other than lost production as a result of having to shut-in those producing formations in which Operator owns an interest to allow Farmor to conduct its deepening operations, provided such lost production is recoverable after Farmor completes its deepening operations. Farmor shall take over as operator for the purposes of the deepening operations, but operations shall be returned to Operator once Farmor has completed its deepening operations. Notwithstanding the foregoing contained in this Paragraph 17, the right to use the wellbore of a well completed in the Codell formation, is limited to any time after six (6) years from the date of first production, or one (1) year after the Codell formation has been re-fractured, whichever first occurs.

         18.      RIGHTS RESERVED BY FARMOR:

         With respect to each assignment earned hereunder, Farmor reserves all interests, rights, horizons, strata and formations which are not included in such assignment, including, but not limited to, the right of ingress and egress and concurrent use of the surface and the right to drill through the intervals earned hereunder.

         19.      OPTION TO DRILL OFFSETS TO THE COMMITMENT WELLS:

         Provided this Agreement has not terminated pursuant to Paragraph 1 above, Operator shall have the option until December 31, 2002, to drill a well or wells, each such well referred to as an "Option Test Well", in a 320-acre unit surrounding each Commitment Well identified in Exhibit " I it. Such 320-acre unit shall be designated by Operator upon its election to exercise its first option to drill the first Option Test Well therein; but such 320-acre unit must include any drilling and spacing unit as established by order of the Colorado Oil and Gas Conservation Commission for any formation as shown on Exhibit "1" for such Commitment Well. Each Option Test Well shall be drilled to a depth similar to the Commitment Well which established the 320-acre unit on which the Option Test Well is located, or shallower at Operator's option, and Operator shall earn an interest in such Option Test Well on the same terms and conditions as contained herein for the Commitment Well located in the same 320-acre unit in which the Option Test Well is located. All herein to "Test Well" shall also be a reference to "Option Test Well".

         20.      RELATIONSHIP OF PARTIES:

         It is not the intention of the parties to create any partnership, mining partnership, o association, and neither this Agreement nor the operations contemplated hereunder shall b construed or considered as creating any such legal relationship. The liabilities of the parties shall be several, and not joint or collective.

         21.      HEADINGS:

         The headings contained in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define, or limit the scope, extent, or intent of this Agreement or any provision hereof.



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

         22.      SEVERABILITY:

         If any term or provision hereof is determined to be illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.


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

         IN WITNESS WHEREOF, the parties have executed this Agreement on this 30th day of June, 2000.

ATTEST:                                        UNITED STATES EXPLORATION, INC.


BY: /s/ F. Michael Murphy                      BY: /s/ Bruce D. Benson
    ----------------------------                   ----------------------------
    F. Michael Murphy, Secretary                   Bruce D. Benson, President


ATTEST:                                        PETROLEUM DEVELOPMENT CORPORATION


BY: /s/ Dale G. Reuthiger                      BY: /s/ E.R. Sterns
    -----------------------------                  ----------------------------
NAME:  DALE G. REUTHIGER                       NAME: ERIC R. STEARNS
       --------------------------                   ---------------------------
        (Please type or print)                        (Please type or print)
TITLE:  Asst. Sec.                             TITLE: VP Exploration
        -------------------------                     -------------------------

Listing of Exhibits Attached:

Exhibit "1":      Schedule of Well Locations
Exhibit "2":      Geological Requirement Sheet
Exhibit "3":      Exploration Agreement
Exhibit "4":      Form of Assignment
Exhibit "5":      Operating Agreement.


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


                                EXHIBITS OMITTED



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